PROMISSORY NOTE

$8,238,828.59         October 1, 2006

FOR VALUE RECEIVED, ELS Human Resource Solutions, Inc., an Ohio corporation (“Maker”) promises to pay to the order of William J. Walton (“Payee”), in lawful money of the United States of America, on or before September 30, 2021 (the “Maturity Date”), the principal sum of Eight Million Two Hundred Thirty-Eight Thousand Eight Hundred Twenty-Eight and 59/100 Dollars ($8,238,828.59), together with interest in arrears on the unpaid principal balance at an annual rate equal to the Prime Rate (as hereafter defined), in the manner provided below. Interest shall be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed.

This Promissory Note (this “Note”) is one of the promissory notes referenced in that certain Stock Purchase Agreement, dated of even date herewith, as the same may be amended, restated, supplemented, and/or renewed from time to time, to which Maker, Payee, and The Barbara L. Heineman Year 2002 Revocable Trust dated as of August 16, 2002, Barbara L. Heineman, Trustee, or successor (the “Heineman Trust”), are parties (the “Stock Purchase Agreement”).

1. PAYMENTS

1.1. PRINCIPAL AND INTEREST

Maker shall make monthly payments of principal and interest on this Note in accordance with the payment schedule attached hereto as Exhibit A, with each such payment being applied first to accrued interest and then to principal, commencing on the 1st day of November, 2006 and on the first day of each month thereafter through and including the Maturity Date, at which time the outstanding principal balance of and all interest on this Note shall be due and payable in full.

For the purpose of calculating interest hereon, the "Prime Rate" shall mean the Prime Rate as published daily in the Wall Street Journal, which Prime Rate may change as often as daily. The Prime Rate shall be adjusted whenever necessary to reflect any change in the Prime Rate. Such adjustment shall be effective on the same date the Prime Rate changes and shall remain in effect until the next change in the Prime Rate or until this Note is paid in full. A change in the interest rate of this Note will change the amount of each scheduled payment and the amount of the final payment due hereunder, and the payment schedule set forth on Exhibit A shall be amended accordingly.

1.2. MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made at 3235 Omni Drive, Cincinnati, Ohio 45245, or at such other place in the United States of America as Payee shall designate to Maker in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Ohio.

1.3. PREPAYMENT

Without premium or penalty, and at any time and from time to time, Maker may prepay all or any portion of the outstanding principal balance due under this Note. Any partial prepayments on this Note shall be applied first toward accrued but unpaid interest and next toward principal payments in the inverse order of their maturity.

2. DEFAULTS

2.1. EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default under this Note (“Event of Default”):

(a) If Maker fails to pay when due any payment of principal or interest on this Note and such failure continues for five (5) calendar days.

(b) If the employment of Ronald E. Heineman (“Heineman”) as Chief Executive Officer of Resolve Staffing, Inc. (“Resolve”) is terminated for any reason other than for cause, as defined in that certain Employment Agreement by and between Heineman and Resolve, dated of even date herewith, or in the event of any breach or non-renewal of such Employment Agreement by Maker.

(c) If Maker or Resolve causes, permits, or suffers, directly or indirectly, any Change of Control. For purposes of this Note, “Change of Control” shall mean (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Walton and Heineman, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 10%, or more, of the outstanding capital stock of Maker or Resolve having the right to vote for the election of members of the Board of Directors or (b) Heineman and Walton are no longer members of the Board of Directors of Resolve.

(d) If Maker or Resolve shall (i) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify any of its outstanding capital stock; (ii) liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

(e) If a default, Default, event of default or Event of Default shall occur by Maker or any other obligor or guarantor (or the failure by any of the foregoing to perform any of its respective obligations) under (i) any other Promissory Note made by Maker or Resolve in favor of Payee, Heineman, or the Heineman Trust; (ii) the Security Agreement by and among Payee, Heineman (in his individual capacity and as agent for himself, Payee and the Heineman Trust), the Heineman Trust, Maker, Resolve, Mandalay Services, Inc., Diversified Support Systems, LLC, ELS Employer Services, Inc., and the subsidiaries of Maker signatory thereto, dated of

(f)

even date herewith; (iii) the Guaranty given by Resolve in favor of Payee, Heineman (in his individual capacity and as agent for himself, Payee, and the Heineman Trust), and the Heineman Trust dated of even date herewith; (iv) the Stock Pledge Agreement by and among Payee, Heineman (in his individual capacity and as agent for himself, Payee, and the Heineman Trust), the Heineman Trust, and Resolve as Pledgor, and the Pledged Stock Issuers party thereto, dated of even date herewith; (v) that certain Revolving Note made by and among Employee Leasing Services, Inc., Rockmor Group, Inc., and Fifth Third Bank, dated effective as of December 30, 2005, or any document providing security for or guaranteeing the obligations of the borrowers thereunder; (vi) that certain Revolving Note made by and among Resolve and Fifth Third Bank, dated effective as of May 30, 2006, or any document providing security for or guaranteeing the obligations of the borrowers thereunder; (vii) the Stock Purchase Agreement; (viii) the Agreement and Plan of Merger made by and among Maker, Resolve, ELS of Dayton Premier Business Solutions, LLC, and ELS Administrative Services, L.L.C. dated of even date herewith; (ix) the Agreement and Plan of Merger made by and among Resolve and Diversified Support Systems, LLC, among others, dated of even date herewith; (x) the Agreement and Plan of Merger made by and among Resolve and Mandalay Services, Inc., among others, dated of even date herewith; (xi) the Agreement and Plan of Merger made by and among Resolve and ELS Employer Services, Inc., among others, dated of even date herewith; and (xii) any other document or agreement executed and delivered in accordance with any of the foregoing or any other agreement or instrument related hereto or thereto.

(g) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker: (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due.

(h) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in any of the foregoing cases the order or decree is not dismissed within sixty (60) days.

2.2. NOTICE BY MAKER

Maker shall notify Payee in writing within five (5) calendar days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3. REMEDIES

If an Event of Default occurs under this Note (unless such Event of Default has been cured or waived by Payee), Payee may, at its option: (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest hereon, immediately due and payable, which shall bear default interest at the rate of the Prime Rate plus four percent (4%) per annum, regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law and the security documents executed in connection with this Note, including, without limitation, the right to collect from Maker all sums due under this Note.

Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Section 2.3, including, without limitation, reasonable attorneys’ fees.

3. MISCELLANEOUS

3.1. WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. No failure or delay in exercising, or single or partial exercise of, any right, power, or privilege by Payee under this Note will operate as a waiver of such right, power, or privilege or will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest, and notice of dishonor and protest.

3.2. NOTICES

Any notice required or permitted to be given under this Note shall be given in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Maker:  ELS Human Resource Solutions, Inc.
3235 Omni Drive
Cincinnati, OH 45245
Telecopy No.: (___) ___-____

With a copy to: Greg Bartko, Esq.
3475 Lenox Road, Suite 400
Atlanta, GA 30326
Telecopy No.: (404) 238-0551

If to Payee:  William J. Walton
7438 Mizner Reserve Court
Bradenton, FL  34202

With a copy to: Tracey A. Puthoff, Esq.
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202-3957
Telecopy No.: (513) 381-0205

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder in accordance with this Section 3.2. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

3.3. SEVERABILITY

If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4. GOVERNING LAW

This Note shall be governed by and construed under the laws of the State of Ohio, without regard to conflicts-of-laws principles that would require the application of any other law.

3.5. PARTIES IN INTEREST

This Note shall not be assigned or transferred by Maker without the express prior written consent of Payee. This Note shall inure to the benefit of Payee and its successors and assigns.

3.6. SECTION HEADINGS; CONSTRUCTION

The headings of sections in this Note are provided for convenience only and will not affect its construction or interpretation.

3.7. JURISDICTION AND VENUE; WAIVER OF JURY TRIAL; CONFESSION OF JUDGMENT

MAKER AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE AND RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN HAMILTON COUNTY, OHIO; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT PAYEE’S OPTION, IN THE COURTS OF ANY JURISDICTION

WHERE PAYEE ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. MAKER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE HEREWITH .

MAKER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE AND ANY RELATED DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Maker hereby irrevocably authorizes and empowers any attorney-at-law to appear for Maker in any action upon or in connection with this Note at any time after any of the obligations of Maker under this Note becomes due in any court in or of the State of Ohio or elsewhere, and waives the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Payee against Maker, the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. Maker agrees and consents that the attorney confessing judgment on behalf of Maker hereunder may also be counsel to Payee and/or any affiliate or affiliates of Payee, and Maker hereby further waives any conflict of interest which might otherwise arise and consents to Payee's paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of this Note and/or any and all collateral and security for the obligations of Maker hereunder. This power-of-attorney shall be deemed to be a power coupled with an interest, and is irrevocable.

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

ELS HUMAN RESOURCE SOLUTIONS, INC.

By:
Name: Donald Quarterman
Title: President

EXHIBIT A

Payment Schedule